EXHIBIT 10.10

                               AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER dated as of September 15, 2003 between and among Mid Valley Bank, a California chartered commercial bank ("MVB"), PremierWest Bancorp, an Oregon corporation and a registered financial services holding company (the "Company"), and PremierWest Bank, an Oregon chartered stock bank and a wholly owned subsidiary of the Company (the "Bank"). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed in Section 8.3.

                                    RECITALS

A. The respective boards of directors of MVB, the Bank and the Company have determined that a business combination among MVB, the Bank and the Company, on the terms described herein, is in the best interests of their respective companies and shareholders. Accordingly, the respective boards of directors of MVB, the Bank and the Company have approved this Agreement and deem it advisable and in the best interests of their respective shareholders to approve the merger of MVB with and into the Bank upon the terms and subject to the conditions set forth in this Agreement.

B. MVB, the Bank and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined below), and to prescribe various conditions to the Merger.

C. The directors, officers, and certain other affiliates of MVB are entering into certain agreements as contemplated hereby, and without such agreements the Company and the Bank would not have entered into this Agreement.

D. For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder, and that this Agreement constitute a plan of reorganization.

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oregon Bank Act, ORS Chapters 707 through 711, and Division 1 of the California Financial Code, MVB shall be merged (the "Merger") with and into the Bank at the Effective Time. From and after the Effective Time, the Bank shall be the resulting bank (in such capacity, the "Resulting Bank") and shall succeed to and assume all of the rights and obligations of MVB in accordance with the California Financial Code and the Oregon Bank Act.






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         Section 1.2 Closing. The closing of the Merger (the "Closing") will take place on a date and time to be specified by the parties which shall be on or after the close of business on December 31, 2003 (the "Closing Date"), and in any case no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties. The Closing will be held at the offices of the Company, 503 Airport Road, Medford, Oregon, or at such other location as the parties may agree.

         Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Oregon Director a plan of merger in the form of Exhibit A together with such other evidence as the Oregon Director may require (all such documents collectively, the "Plan of Merger") in accordance with ORS 711.145(1)(a) and shall make all other filings or recordings required under the Oregon Bank Act. The parties shall also file with the California Commissioner the Plan of Merger in accordance with Chapter 21.5 of the California Financial Code. The Merger shall become effective on such date and time as the Plan of Merger is duly filed with both the Oregon Director and the California Commissioner, or at such later time as MVB and the Company shall agree and specify in the Plan of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

         Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in ss.1108 of the California Corporations Code, ORS 711.190 and as further set forth in Article II below.

                                  ARTICLE II.

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                ------------------------------------------------
                 CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES
                 ----------------------------------------------

         Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company, MVB or the Bank, the Merger shall be effected in accordance with the following terms:

                  (a) Conversion of Shares. Each share of MVB Common Stock issued and outstanding immediately before the Merger shall be converted into the right to receive the Merger Consideration as provided below, without interest thereon.

                  (b) Effect of Merger upon MVB Common Stock. Each share of MVB Common Stock issued and outstanding immediately before the Effective Time shall be converted into the right to receive the Merger Consideration. Immediately following the Effective Time, no shares of MVB Common Stock shall be outstanding; all shares of MVB Common Stock shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2.


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                  (c) Effect on Bank and Company Capital Stock. Each share of the capital stock of the Company and the Bank issued and outstanding immediately before the Effective Time shall be and remain issued and outstanding at and after the Effective Time.

                  (d) Stock Options. Immediately prior to the Effective Time, MVB shall terminate or pay cash in discharge of each outstanding MVB Option and shall take such actions as may be necessary to terminate the MVB Options. Each option shall be cashed out in the amount of the Per-Share Consideration less the exercise price of the option.

                  (e) Anti-Dilution Provisions. In the event MVB or the Company changes (or establishes a record date for changing) the number of shares of MVB Common Stock or Company Common Stock, as applicable, issued and outstanding prior to the Closing Date as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar event ("Recapitalization Event") and the record date therefor shall be prior to the Effective Date, the Merger Consideration shall be proportionately adjusted to reflect such Recapitalization Event.

         Section 2.2 Merger Consideration.

                  (a) Amount of Merger Consideration; Components. For purposes of this Agreement and subject to adjustment as provided below, the consideration to be paid to the shareholders of MVB shall be an amount per share equal to the quotient of (x) the sum of (A) the product of 1,715,000 multiplied by the Weighted Average Closing Price, plus (B) the total Cash Component computed pursuant to Section 2.2(c) below, divided by (y) the total number of shares of MVB Common Stock outstanding as of the Effective Time. The aggregate consideration to be paid to the holders of all MVB Shares (the "Merger Consideration") shall be equal to the total of the value of the Merger Shares and the Cash Component.

                  (b) Merger Shares. The total number of shares of Company Common Stock to be issued as a part of the Merger Consideration shall be one million seven hundred fifteen thousand (1,715,000) shares of Company Common Stock, subject to adjustment as provided in Section 2.2(d) below (such shares, the "Merger Shares"). No fractional shares of Company Common Stock shall be issued as part of the Merger Shares, and in lieu thereof the Company shall pay to the holder of each fractional share cash based on the amount of such fractional share multiplied by the Weighted Average Closing Price.

                  (c) Cash Component. The aggregate cash component of the Merger Consideration shall be nine million eight hundred eleven thousand dollars ($9,811,000), subject to adjustment as provided in Section 2.2(d) below (as so adjusted, the "Cash Component").

                  (d) Adjustments to Consideration. It is the intention of the parties that the Merger Consideration shall be adjusted based upon the Weighted Average Closing Price such that the value of the Merger Consideration will not be less than twenty-three million one hundred eighty-eight thousand dollars ($23,188,000) or more than twenty-six million six hundred eighteen thousand dollars ($26,618,000). To that end, the following provisions shall apply, and the result of such provisions shall be the "Adjusted Merger Consideration":


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                  (i) if the Weighted Average Closing Price is less than $7.80 per share, then the Company may either (A) increase the Cash Component by an amount equal to (x) $23,188,000 minus (y) the sum of (I) the aggregate value of the Merger Shares (computed by multiplying the Weighted Average Closing Price by 1,715,000 shares) plus (II) the Cash Component, or (B) increase the number of Merger Shares by an amount equal to difference between (x) the quotient of $13,377,000 divided by the Weighted Average Closing Price minus (y) 1,715,000. The maximum amount of the Cash Component in the event of an election under clause (A) above shall be $11,811,000 and the maximum number of Merger Shares to be issued in the event of an election under clause (B) above shall be 2,017,647.

                  (ii) if the Weighted Average Closing Price is greater than $9.80 per share, then the Company may either (A) reduce the Cash Component by (x) the sum of (I) the aggregate value of the Merger Shares (computed by multiplying the Weighted Average Closing Price by 1,715,000 shares) plus (II) the Cash Component, minus (y) $26,618,000, or (B) reduce the number of Merger Shares by an amount equal to the difference between (x) 1,715,000 minus (y) the quotient of $16,807,000 divided by the Weighted Average Closing Price. The minimum amount of the Cash Component in the event of an election under clause (A) above shall be $7,811,000 and the minimum number of Merger Shares to be issued in the event of an election under clause (B) above shall be 1,532,087.

         Section 2.3 Conversion Election Procedures and Allocation.

                  (a) Election Options. Subject to the election and allocation procedures set forth in this Section 2.3, each record holder of MVB Common Stock at the Effective Time will be entitled to elect to receive (i) a portion of the Cash Component for all or a portion of the holder's shares of MVB Common Stock for which the holder elects to receive a portion of the Cash Component (such MVB shares, the "Cash Election Shares"), and (ii) a portion of the Merger Shares for all or a portion of the holder's shares of MVB Common Stock for which the holder elects to receive a portion of the Merger Shares (such MVB shares, the "Stock Election Shares"). All such elections shall be made on a form mutually agreed to by Company and MVB for that purpose (the "Form of Election"). The Company and MVB will mail the Form of Election at least 25 days prior to the Election Deadline to all persons who are record holders of MVB Common Stock on the fifth
(5th) day prior to the date of the mailing of the Form of Election, and will use commercially reasonable efforts to make the Form of Election available to all persons who become holders of MVB Common Stock subsequent to such date and no later than the close of business on the Business Day immediately prior to the Election Deadline.

                  (b) Effective Election. Any election for the purposes of this
Section 2.3 will be effective only if the Exchange Agent has received a properly completed and signed Form of Election with the associated certificate(s) representing shares of MVB Common Stock at or prior to the Election Deadline. A Form of Election may be revoked or changed by the person


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submitting such Form of Election or any other person to whom the subject shares are subsequently transferred by written notice by such person to the Exchange Agent at or prior to the Election Deadline. All Forms of Election will be deemed to be revoked if the Exchange Agent is notified in writing by either the Company or MVB that this Agreement has been terminated in accordance with its terms, and the Company and MVB shall direct the Exchange Agent promptly to return certificates representing shares of MVB Common Stock to those persons who submitted such certificates to the Exchange Agent.

                  (c) Non-Election; Discretion of Exchange Agent. Any holder of MVB Common Stock who does not submit a properly completed and signed Form of Election (along with all associated MVB Certificates) that is received by the Exchange Agent at or prior to the Election Deadline, and any holder who has failed to perfect or has effectively withdrawn or lost the right to payment for Dissenting Shares, will be deemed to hold "Non-Election Shares" for the purposes of this Section 2.3. The Company shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed and signed, and to determine the materiality of defects and disregard immaterial defects in Forms of Election. If the Company or the Exchange Agent determines that any purported election for Cash Election Shares or Stock Election Shares was not properly made, such purported election will be deemed to be of no force and effect and the holder making such election will be deemed to have Non-Election Shares. The decision of the Company or the Exchange Agent as to such matters shall be conclusive and binding. Neither the Company nor the Exchange Agent will be under any obligation to notify any holder of any defect in a Form of Election submitted to the Exchange Agent.

                  (d) Treatment of Elections. If the Cash Election Shares require the payment of up to the aggregate Cash Component, each Cash Election Share at the Effective Time shall be exchanged for a portion of the Cash Component equal to the aggregate Cash Component divided by the total number of Cash Election Shares. If the Stock Election Shares require the exchange of the total number of Merger Shares, each Stock Election Share shall be exchanged for a number of Merger Shares equal to the total number of Merger Shares divided by the number of Stock Election Shares. (e) Excess Cash or Stock Elections. As soon as practicable after the Effective Time, the Company will cause the Exchange Agent to allocate among the holders of MVB Common Stock the rights to receive the Cash Component and the Merger Shares as set forth in the respective Forms of Election; provided, however, that if and to the extent the application of
Section 2.3(a) would exceed either the aggregate Merger Shares or the aggregate Cash Component, then the Cash Component and Merger Shares shall be allocated as follows:

                  (i) Excess Cash Election Shares. If the product of (x) the number of Cash Election Shares multiplied by (y) the quotient of the Adjusted Merger Consideration divided by the total number of shares of MVB Common Stock as of the Effective Time, exceeds the amount of the Cash Component (adjusted in accordance with Section 2.2(d)), then:


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                       (A) Each Stock Election Share and each Non-Election Share
                       will be converted into the right to receive a number of shares equal to the quotient of (x) the total number of Merger Shares (adjusted in accordance with Section
                       2.2(d)) divided by (y) the sum of (I) the total number of Stock Election Shares, plus (II) the total number of Non-Election Shares, plus (III) the difference between
                       (1) the number of Cash Election Shares minus (2) the quotient of the Cash Component divided by the amount of the Per-Share Consideration.

                       (B) The Exchange Agent will reallocate the portion of the Adjusted Merger Consideration payable to each holder of Cash Election Shares such that each Cash Election Share will receive (x) a cash payment equal to the aggregate Cash Component (adjusted in accordance with Section 2.2(d)) divided by the total number of Cash Election Shares, and (y) a proportion of the Merger Shares (adjusted in accordance with Section 2.2(d)) remaining after the application of clause (A) above equal to the number of remaining Merger Shares, divided by the total number of Cash Election Shares.

                       (C) If and to the extent this Section 2.3(e)(i) would require the issuance of fractional shares, the Exchange Agent shall instead provide for the payment of such share in cash based upon the Weighted Average Closing Price. Cash paid in lieu of fractional shares shall be excluded from the application of the adjustment provisions of
                       Section 2.2(d).

                  (ii) Excess Stock Election Shares. If (x) the quotient of the number of Merger Shares divided by the number of Stock Election Shares is less than (y) the quotient of the Per-Share Consideration divided by the Weighted Average Closing Price, then:

                       (A) Each Cash Election Share and each Non-Election Share will be converted into the right to receive an amount of the Cash Component equal to the quotient of (x) the aggregate Cash Component (adjusted in accordance with Section 2.2(d)) divided by (y) the sum of (I) the total number of Cash Election Shares, plus (II) the total number of Non-Election Shares, plus (III) the difference between (1) the number of Stock Election Shares minus (2) the quotient of (a) the product of the number of Merger Shares multiplied by the Weighted Average Closing Price, divided by (b) the amount of the Per-Share Consideration.

                       (B) The Exchange Agent will reallocate the Merger Consideration (adjusted in accordance with Section 2.2(d)) payable to each holder of Stock Election Shares such that each Stock

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                       Election Share will receive: (x) a number of shares equal
                       to the total number of Merger Shares (adjusted in accordance with Section 2.2(d)) divided by the total number of Stock Election Shares, and (y) a cash payment equal to the total amount of the Cash Component remaining after the application of clause (A) above divided by the total number of Stock Election Shares.

                       (C) If and to the extent the application of this Section 2.3(e)(ii) would result in the issuance of fractional shares, the Exchange Agent shall instead provide for the payment of such share in cash based upon the Weighted Average Closing Price. Cash paid in lieu of fractional shares shall be excluded from the application of the adjustment provisions of Section 2.2(d).

                  (iii) No Excess. If neither of Sections 2.3(e)(i) or 2.3(e)(ii) above is applicable, all Cash Election Shares will be converted into the right to receive the Cash Component, all Stock Election Shares will be converted into the right to receive the Merger Shares, and the Non-Election Shares will be converted into the right to receive the Cash Component and/or the Merger Shares as follows:

                       (A) Non-Election Shares shall first be converted to a right to receive a portion of the Cash Component until the aggregate of the Non-Election Shares and Cash Election Shares equals the total Cash Component.

                       (B) Any excess Non-Election Shares shall then be converted to a right to receive the Merger Shares.

                       (C) All allocations pursuant to this Section 2.3(e)(iii) shall be made on a pro rata basis, if applicable.

                  (iv) Pro Rata Computations. The pro rata computations performed by the Exchange Agent pursuant to this Section 2.3(b)(iv) shall be binding and conclusive as to the allocation of the Merger Consideration among the holders of MVB Common Stock.

         Section 2.4 Exchange of Certificates.

                  (a) Deposit of Merger Consideration. At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with a bank or trust company of recognized standing, or the Company's transfer agent (such Person, including any substitution therefor, the "Exchange Agent"), for the benefit of the MVB shareholders, for exchange in accordance with Section 2.4, cash in an amount equal to the aggregate Cash Component of the Merger Consideration, together with a number of shares of Company Common Stock equal to the total number of Merger Shares.


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                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Company shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MVB Common Stock (each a "Certificate" and collectively the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Company and shall be in such form and have such other provisions as the Company may reasonably specify), in a form acceptable to the Company, and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Company, duly endorsed for transfer or cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Company, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) a certificate representing the Merger Shares that such holder has the right to receive pursuant to the provisions of this
Article II, (ii) cash in an amount equal to the Cash Component that such holder has a right to receive pursuant to the provisions of this Article II, (iii) cash in lieu of any fractional shares resulting from or offered for exchange in the Merger, and (iv) certain dividends and other distributions in accordance with
Section 2.4(c); and the Certificate so surrendered shall then immediately be marked as canceled. In the event of a transfer of ownership of MVB Common Stock that is not registered in the transfer records of MVB, a certificate representing the Merger Shares, together with the proper amount of the Cash Component and any cash to be paid in lieu of any fractional shares, may be issued to a Person other than the Person in whose name the surrendered Certificate is registered if such Certificate has been properly endorsed and otherwise is in proper form for transfer, and if the Person requesting such issuance shall pay any transfer or other taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of such Certificate (or shall establish to the satisfaction of the Company that such tax has been paid or is not applicable). Until surrender as contemplated by this
Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent and entitle the holder only to the right to receive upon such surrender the Merger Consideration. A lost stock certificate affidavit, together with either an insurance bond or indemnification agreement running to the benefit of the Company, as determined by the Company in its sole discretion, may be submitted in lieu of a Certificate.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 2.5(b). Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to Person receiving Merger Shares in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Merger Shares.


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                  (d) No Further Ownership Rights in MVB Common Stock. The
Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of MVB Common Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Resulting Bank of the shares of MVB Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company or the Resulting Bank for any reason, they shall be canceled and exchanged as provided in this Article II, except as contemplated by Section 2.6 below or as otherwise provided by law.

                  (e) Termination. Any holders of the Certificates who have not complied with this Article II shall thereafter look only to the Company for payment of their claims for Merger Consideration and any dividends or distributions with respect to MVB Common Stock.

                  (f) No Liability. None of MVB, the Company nor the Bank shall be liable to any Person in respect of any shares of Company Common Stock, any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered on or before the second anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Resulting Bank, free and clear of all claims or interest of any Person previously entitled thereto.

                  (g) Stock Transfer Books. The stock transfer books of MVB shall be closed as of the Closing Date. After the Closing Date, there shall be no further registration of transfers on the stock transfer books of MVB or the Resulting Bank of shares of the MVB Common Stock which were outstanding immediately prior to the Merger.

         Section 2.5 Charter, Articles and Bylaws.

                  (a) The charter and articles of incorporation of the Bank existing as of the Effective Time shall be the charter and articles of incorporation of the Resulting Bank until thereafter changed or amended as provided therein or by applicable law; provided, however, that at or before the Effective Time the Company shall take such steps as may be required to provide that John Dickerson shall be a director of the Company.

                  (b) The bylaws of the Bank existing as of the Effective Time shall be the bylaws of the Resulting Bank until thereafter changed or amended as provided therein or by applicable law; provided, however, that at or before the Effective Time the Bank shall take such steps as may be required to provided that the Bank's board of directors shall have composition identical to that of the Company.


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         Section 2.6 Dissenting Shares.

                  (a) Notwithstanding any contrary provision of this Agreement, those shares of MVB Common Stock in which appraisal rights are perfected pursuant to Chapter 13 of the California Corporations Code ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by Chapter 13 of the California Corporations Code.

                  (b) Notwithstanding the provisions of Section 2.6(a) above, if any shareholder who demands appraisal rights of such shareholder's shares of MVB Common Stock under Chapter 13 of the California Corporations Code effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such shareholder's shares of MVB Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 2.1.

                  (c) MVB shall give the Company prompt notice of any written notices of exercise of dissenters' rights or demands for appraisal or payment of the fair value of any shares of MVB Common Stock, withdrawals of such notices or demands, and any other instruments served on MVB pursuant to Chapter 13 of the California Corporations Code. Except with the prior written consent of the Company, which the Company may grant or withhold in its sole discretion, MVB shall not voluntarily make or offer to make any payment with respect to any dissenters' rights or demands for appraisal, nor shall MVB settle or offer to settle any such demands.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 3.1 Representations and Warranties of the Company and the Bank. Except as set forth on the disclosure schedule delivered by the Company to MVB (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, the Company and the Bank represent and warrant to MVB that the following statements are true and correct as of the date of this Agreement:

                  (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon. The Bank is duly organized, validly existing and in good standing as a stock bank chartered under the laws of the State of Oregon. Each of the Company and the Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and the Bank are duly qualified or licensed to do business and are in good standing in each jurisdiction in which either of them currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has delivered to MVB prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation of the

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Company and the Charter of the Bank, and the Bylaws of each of them, in each case as currently in effect.

                  (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth the name, form of entity, and jurisdiction of formation of each of the Company's Subsidiaries. To the Company's Knowledge: (i) each of the Company's Subsidiaries is duly organized and validly existing, and, with respect to the Bank, in good standing, in the jurisdiction of its formation, (ii) each material Subsidiary of the Company has all requisite power and authority to own or lease and operate its assets and carry on its business as presently conducted or proposed to be conducted, (iii) each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect, and
(iv) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries or as disclosed in the Company Securities Filings, the Company does not beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

                  (c) Capital Structure.

                       (i) The authorized capital stock of the Company consists of 21,000,000 shares of which 20,000,000 are common stock, no par value (the "Company Common Stock") of which 12,160,816 shares are outstanding and 1,000,000 shares of preferred stock, no par value of which none are outstanding. No class of capital stock of the Company is entitled to preemptive rights. Each share of Company Common Stock that is issued and outstanding as of the date hereof is duly authorized, validly issued, fully paid and non-assessable.

                       (ii) There are issued and outstanding: (A) no warrants to purchase shares of Company Common Stock; (B) Company Options convertible into or exchangeable for 516,720 shares of Company Common Stock (of which Company Options convertible into or exchangeable for 290,443 shares of Company Common Stock are currently exercisable). All outstanding shares of Company Common Stock, and all shares that may be issued pursuant to any outstanding Company Option will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. No class of capital stock of the Company, other than the Company Preferred Stock, is entitled to preemptive rights. The Company Preferred Stock is not entitled to preemptive rights in connection with the issuance of the Merger Shares.

Page 11 - AGREEMENT OF MERGER

                       (iii) Except as provided above in this Section 3.1(c) or the Company Disclosure Schedule, there are (A) no other shares of capital stock, Company Options or other voting securities of the Company issued, reserved for issuance or outstanding, (B) no rights to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise; (C) no stock appreciation rights; (D) no securities of the Company (or any of its Subsidiaries) convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of the Company (or its Subsidiaries);
                       (E) no warrants, calls, options or other rights to acquire from the Company (or its Subsidiaries), and no obligation of the Company or any Subsidiary to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary of the Company.

                       (iv) Except for Company Options described or disclosed in the Company Securities Filings, the Company has delivered to MVB a complete and correct list of the exercise price for each Company Option outstanding as of the date of this Agreement.

                       (v) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote, are issued or outstanding.

                       (vi) There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person.

                       (vii) As of the date hereof, the Company is, and as of the Effective Time, the Company will be, the record and beneficial owner of 100% of the issued and outstanding capital stock of the Bank consisting of 4,857,540 shares of common stock, par value $5.00.

                  (d) Authority; Noncontravention. Each of the Company and the Bank has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the Bank, and the consummation by each of them of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company and the Bank. This Agreement has been duly executed and delivered by the Company and the Bank, and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of them,

Page 12 - AGREEMENT OF MERGER
enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Bank under: (i) the Articles of Incorporation or Bylaws of the Company, the Charter of the Bank or the comparable organizational documents of any of the Company's other Subsidiaries; (ii) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other obligation, permit, concession, franchise, license or similar authorization applicable to the Company or the Bank or their respective properties or assets or by which the Company or the Bank is bound; or (iii) subject to the governmental filings and other matters referred to in Section 4.4, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or the Bank, or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on the Company; (y) materially impair the Company's or the Bank's ability to perform their respective obligations under this Agreement; or (z) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

                  (e) Regulatory Approvals Required. Other than as contemplated by Section 4.4 below, the nature of the business and operations of the Company and the Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit the Company and the Bank to perform their respective obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of the Company or the Bank, or any material loss or disadvantage to its business, upon consummation of the Plan of Merger.

                  (f) Public Reports. The Company has timely filed all Company Securities Filings, and the financial information included in the Company Securities Filings has been prepared in accordance with GAAP and present fairly the financial position and results of operation of the Company and its Subsidiaries on the dates and for the periods covered thereby. As of the date filed, each of the Company Securities Filings has been and, as to those reports to be filed on or after the date of this Agreement and the Closing, will be accurate and complete in all material respects as of the date filed, and each complies or will comply in all material respects with all requirements applicable to such filing.

                  (g) Compliance with Lending Laws and Regulations. Except as disclosed in the Company Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against:

                       (i) The conduct by each of the Company and the Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of the

Page 13 - AGREEMENT OF MERGER

                       Company and the Bank, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the Company, its business, properties or financial condition. Specifically, but without limitations each of the Company and the Bank is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of either the Company or the Bank, as held in its portfolios, or as sold with recourse into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all federal, state or local laws applicable to the Company or the Bank, as the case may be, and to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth in Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in material compliance with all applicable federal, state or local laws or regulations.

                       (ii) All loan files of the Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

                       (iii) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by the Company or the Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no material loss or impairment of any security interest, or material exposure to meritorious lawsuits or other proceedings against the Company or the Bank has been or will be suffered or incurred by the Company or the Bank, in excess of such amounts as have been recognized in the financial statements contained in the Company Securities Filings.


Page 14 - AGREEMENT OF MERGER

                       (iv) Neither the Company nor the Bank is in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by the Company or the Bank or as to which either has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of the Company, and with respect to such loans the Company or the Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of the Company or the Bank.

                       (v) Neither the Company nor the Bank have knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

                  (h) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and except as disclosed in the Company Disclosure Schedule, since June 30, 2003, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (1) any Material Adverse Change in the Company; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Common Stock; (3) any split, combination or reclassification of any of the Company Common Stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Common Stock; (4) (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of June 30, 2003;
(C) any entry by the Company or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any Company Options; (5) any damage, destruction or loss, whether or not covered by insurance, that

Page 15 - AGREEMENT OF MERGER
individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company; (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its reported financial condition or results of operation; or (7) any tax election by the Company or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or any settlement or compromise of any material tax liability.

                  (i) Taxes.

                       (i) The Company has filed all material Returns required to be filed by it, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. The Company has paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established therefor. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, except for any failure that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

                       (ii) No material Returns of the Company are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against the Company that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of the Company.

                       (iii) The Company has not taken or agreed to take any action and has no Knowledge of any fact, agreement or plan that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.


Page 16 - AGREEMENT OF MERGER

                       (iv) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (j) Schedules to this Agreement. The information contained in each schedule to this Agreement prepared by or on behalf of the Company and the Bank constitutes additional representations and warranties made by the Company hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

                  (k) Brokers; Professional Fees. Other than fees for fairness opinions payable to D.A. Davidson & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Bank.

         Section 3.2 Representations and Warranties of MVB. Except as set forth on the disclosure schedule delivered by MVB to the Company (the "MVB Disclosure Schedule") and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, MVB represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement:

                  (a) Organization, Standing and Corporate Power. MVB is a state chartered stock bank, duly organized, validly existing and in good standing under the laws of the state of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MVB is duly qualified or licensed to do business and is in good standing, as applicable, in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on MVB. MVB has delivered to the Company prior to the execution of this Agreement complete and correct copies of its Charter and Bylaws, as each is currently in effect.

                  (b) Subsidiaries. MVB does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

                  (c) Capital Structure.

                       (i) The authorized capital stock of MVB consists of 2,000,000 shares of common stock, no par value ("MVB Common Stock"), of which 1,188,524 shares are issued and outstanding. No class of capital stock of

Page 17 - AGREEMENT OF MERGER

                       MVB is entitled to preemptive rights. Each share of MVB Common Stock that is issued and outstanding as of the date hereof is duly authorized, validly issued, fully paid and non-assessable.

                       (ii) There are issued and outstanding 54,176 MVB Options and pending incentive stock grants, of which (0) options will be exercisable at the Closing Date. No securities other than MVB Options are convertible into or exchangeable for MVB Common Stock. All outstanding shares of MVB Common Stock, and all shares that may be issued pursuant to any MVB Option will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.

                       (iii) Except as provided above in this Section 3.2(c) or in the MVB Disclosure Schedule, there are (A) no other shares of capital stock, MVB Options or other voting securities of MVB issued, reserved for issuance or outstanding, (B) no rights to receive shares of MVB Common Stock on a deferred basis granted under MVB Stock Plans or otherwise; (C) no stock appreciation rights; (D) no securities of MVB convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of MVB; (E) no warrants, calls, options or other rights to acquire from MVB, and no obligation of MVB to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of MVB.

                       (iv) The MVB Disclosure Schedule provides a complete and correct list of the holder, exercise period and exercise price for each MVB Option outstanding as of the date of this Agreement.

                       (v) No bonds, debentures, notes or other indebtedness of MVB or any of MVB's Subsidiaries, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of MVB or any of MVB's Subsidiaries may vote, are issued or outstanding.

                       (vi) There are no outstanding obligations of MVB or any Subsidiary of MVB to repurchase, redeem or otherwise acquire any outstanding securities of MVB or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. MVB is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person.

                  (d) Authority; Noncontravention. MVB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of MVB shareholder approval as provided in Section 5.1, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by MVB and the consummation by MVB of the

Page 18 - AGREEMENT OF MERGER
transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of MVB, subject to MVB shareholder approval. This Agreement has been duly executed and delivered by MVB and, assuming the due authorization, execution and delivery by each of the parties hereto, constitutes a legal, valid and binding obligation of MVB, enforceable against MVB in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MVB under: (i) the Charter or Bylaws of MVB; (ii) any MVB Material Contract, permit, concession, franchise, license or similar authorization applicable to MVB or its properties or assets; or (iii) subject to the governmental filings and other matters referred to in Section 4.4, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to MVB or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on MVB, (y) materially impair the ability of MVB to perform its obligations under this Agreement, or (z) prevent or delay the consummation of the transactions contemplated by this Agreement.

                  (e) Regulatory Approvals Required. Other than as contemplated by Section 4.4 below, the nature of the business and operations of MVB does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit MVB to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of MVB, or any material loss or disadvantage to its business, upon consummation of the Plan of Merger.

                  (f) Absence of Undisclosed Liabilities. The audited financial statements of MVB as of and for the fiscal years ended December 31, 2002 and 2001, and the unaudited financial statements as of and for the six-month periods ended June 30, 2003 and 2002, have been delivered to the Company, and all such financial statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (iii) present fairly in all material respects the financial position of MVB as of the dates thereof and the results of their respective operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope). There are no liabilities or obligations of MVB of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expected to result in such liability or obligation other than: (x) liabilities or obligations disclosed and provided for in the balance sheet of MVB as of June 30, 2003 (the "MVB Balance Sheet"), and the notes thereto; (y) liabilities or obligations incurred in the

Page 19 - AGREEMENT OF MERGER
ordinary course of business consistent with past practices since June 30, 2003; or (z) as of the date hereof, any liabilities or obligations that, individually or in the aggregate, exceed $25,000 (excluding amounts owed to MVB's attorneys, accountants and auditors). Since June 30, 2003, there has been no material change in MVB's financial condition or results of operations, nor has there been any material increase in MVB's liabilities, since June 30, 2003.

                  (g) Regulatory Orders. Except as disclosed in the MVB Disclosure Schedule, MVB is not subject to any cease-and-desist or other order issued by, nor is it a party to, any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, nor is it subject to, any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in the MVB Disclosure Schedule, a "Regulatory Order"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has MVB been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Order.

                  (h) Compliance with Lending Laws and Regulations. Except as disclosed in the MVB Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against:

                       (i) The conduct by MVB of its business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of MVB, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on MVB, its business, properties or financial condition. Specifically, but without limitations, MVB is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of MVB, as held in its portfolios, or as sold with recourse into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all federal, state or local laws applicable to MVB, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth in Lending Act,

Page 20 - AGREEMENT OF MERGER

                       Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in material compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, filings of trust deeds, and filings of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in material compliance with all applicable material legal or regulatory requirements.

                       (ii) All loan files of MVB are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

                       (iii) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by MVB in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against MVB has been or will be suffered or incurred by MVB.

                       (iv) MVB is not in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by MVB or as to which either has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of MVB, and with respect to such loans MVB has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates
                       (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of MVB.



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
                       (v) MVB has not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

                  (i) Compliance with Applicable Laws. The MVB Disclosure Schedule sets forth all material permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental entities which are currently held by or have been applied for by MVB (the "MVB Permits") which constitutes all of the permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of MVB as presently conducted except for those which would not, individually or in the aggregate, have a Material Adverse Effect on MVB. MVB is not aware of any facts or circumstances currently existing which are likely to preclude MVB from securing any permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of any Governmental Entity which are required for the operation of the businesses of MVB as planned to be conducted. MVB is in compliance with the terms of the MVB Permits and all applicable statutes, laws, ordinances, rules and regulations of all applicable Governmental Entities, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on MVB. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to MVB, or any of its properties, or is pending or, to the Knowledge of MVB, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely to impair the ability of MVB to perform its obligations under this Agreement or to prevent or materially to delay the consummation of any of the transactions contemplated by this Agreement.

                  (j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as otherwise disclosed in the MVB Disclosure Schedule, since June 30, 2003 MVB has conducted its businesses only in the ordinary course consistent with past practice, and there has not been (1) any Material Adverse Change in MVB; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the MVB Common Stock; (3) any split, combination or reclassification of the MVB Common Stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of MVB's Common Stock; (4) (A) any granting by MVB to any current or former director, executive officer or other employee of MVB of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by MVB to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2002; (C) any entry by MVB into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any MVB Options; (5) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on MVB; (6) any change in accounting methods, principles or practices by MVB materially affecting its reported financial

Page 22 - AGREEMENT OF MERGER
condition or results of operation; (7) any tax election by MVB that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of MVB or any settlement or compromise of any material tax liability; or (8) as of the date hereof, any cash expenditures, individually or in the aggregate, in excess of $25,000 (excluding amounts expended in the ordinary course of MVB's business or paid to MVB's attorneys, accountants and auditors).

                  (k) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of MVB, threatened against or affecting MVB that, if resolved adversely to MVB, would have a Material Adverse Effect on MVB.

                  (l) Contracts. MVB is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate will not, after giving effect to reserves established therefor, have a Material Adverse Effect on MVB. Section 3.2(l) of the MVB Disclosure Schedule contains a complete list of (i) each loan or credit arrangement, note, mortgage, indenture, or lease in an amount exceeding $250,000 under which MVB is a lender or lessor that is currently in effect; (ii) each loan or credit arrangement, note, mortgage, indenture, or lease under which MVB is a borrower or lessee, and each contract, agreement, obligation, commitment, arrangement or understanding of MVB involving actual or potential obligations or commitments whether liquidated or contingent, of $25,000 or more that is currently in effect or that has been discharged since December 31, 2002, and (iii) each contract, agreement, obligation, commitment, arrangement or understanding between or among MVB and any Affiliate of MVB other than ordinary course lending arrangements made and maintained in full compliance with Regulation O (all matters described in the foregoing clauses (i) through (iii) the "MVB Material Contracts"). Each of the MVB Material Contracts is valid, binding and in full force and effect. MVB is not a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit the manner in which, or the localities in which, any portion of the business of MVB is or may be conducted. To MVB's Knowledge, no party to any MVB Material Contract is in breach of, nor has any event or condition of default occurred, with respect to any agreement or arrangement necessary to the conduct of MVB's business as conducted and as proposed to be conducted.

                  (m) Employee Benefit Plans; ERISA. For purposes of this
Section 3.2(m), the term "MVB" shall include any Person organized under the laws of the United States or operating therein that is or would be aggregated with MVB under Section 414(b), (c), (m), or (o) of the Code (an "ERISA Affiliate"), but other than as expressly referenced herein shall not include any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                       (i) Section 3.2(m) of the MVB Disclosure Schedule sets forth a true, correct and complete list of:


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
                       (A) Each termination, change in control or severance agreement involving MVB, on the one hand, and any of its respective employees whose annual compensation is at a base rate equal to or exceeding $50,000, on the other hand;

                       (B) All employee benefit plans, as defined in ERISA
                       Section 3(3); and

                       (C) All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements;

                  in each case maintained or contributed to by MVB for the benefit of its employees (or former employees), directors (or former directors) and/or their respective beneficiaries or under which MVB may incur any liability. All of these types of arrangements shall be collectively referred to as "Benefit Plans." An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because MVB's obligations under the plan arise by reason of its being a "successor employer" under applicable laws. Furthermore, a Voluntary Employees' Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

                  (ii) MVB has delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable:

                       (A) Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Section 3.2(m) of the MVB Disclosure Schedule includes a description of any such amendment that is not in writing);

                       (B) The current draft of the summary plan description and all subsequent summaries of material modifications of each Benefit Plan;

                       (C) The most recent Internal Revenue Service determination letter for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code, which determination letter reflects all amendments that have been made to the plan (except as set forth in Section 3.2(m) of the MVB Disclosure Schedule); and

Page 24 - AGREEMENT OF MERGER

                       (D) The two (2) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan.

                  (iii) All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of MVB under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the financial statements of MVB. There will be no liability of MVB (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Effective Time.

                  (iv) Each Benefit Plan has been operated at all times in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and no event has occurred (either before or after the date of the letter) that would disqualify the plan.

                  (v) MVB does not maintain any plan that provides (or will provide) medical, death or other benefits to one or more former employees, directors, former directors, or independent contractors (including retirees) following termination of employment, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. The MVB have complied in all material respects with the continuation coverage requirements of COBRA.

                  (vi) There are no investigations, proceedings, lawsuits or claims pending or, to the Knowledge of MVB, threatened relating to any Benefit Plan.

                  (vii) MVB does not have any intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to Purchaser except in the ordinary course of business and consistent with competitive business standards. No

Page 25 - AGREEMENT OF MERGER
                  statement, either oral or written, has been made by MVB (or any agent of MVB) to any Person regarding any Benefit Plan that is not in accordance with the Benefit Plan that could have adverse economic consequences to the Company.

                  (viii) None of the Persons performing services for MVB has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

                  (ix) None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of this transaction or (B) as a result of the consummation of the Merger and any actions taken by the Company after the Effective Time. Furthermore, the consummation of this transaction will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a "rabbi trust").

                  (x) None of the assets of any Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

                  (xi) No Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

                  (xii) With respect to each Benefit Plan that is subject to Title IV of ERISA:

                       (A) No amount is due or owing from MVB to the PBGC, other than a liability for premiums under ERISA Section 4007;

                       (B) All premiums have been paid to the PBGC on a timely basis;

                       (C) The value, determined on a termination basis using the actuarial assumptions stated in the plan, of all accrued and ancillary benefits (whether or not vested) under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the Closing Date, the then-current fair market value of the assets of the plan;

Page 26 - AGREEMENT OF MERGER

                       (D) No reportable events (within the meaning of ERISA
                       Section 4043) have occurred;

                       (E) There is no accumulated funding deficiency (within the meaning of Code Section 412 or ERISA Section 302), whether or not such deficiency has been waived;

                       (F) There is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of "current value" of "assets" accrued but unpaid contributions); and

                       (G) the Company and each ERISA Affiliate has made when due any "required installments" within the meaning of
                       Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply.

                  (xiii) None of MVB has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) to any multiemployer plan, and no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of the occurrence of any withdrawal (partial or otherwise) from, or the partition, termination, reorganization, or insolvency of any multiemployer plan that could result in any liability on behalf of MVB to a multiemployer plan. All contributions required to be made by MVB and its ERISA Affiliates to any multiemployer plan have been timely made.

                  (xiv) The aggregate liability of MVB to all multiemployer plans in the event of a complete withdrawal therefrom, as of the close of the most recent plan year of the multiemployer plan ended prior to the date hereof would not exceed $100,000. To the Knowledge of MVB, there has been no material change in the (i) financial condition of any multiemployer plan, (ii) actuarial assumptions, (iii) required level of Credit Party contributions, or (iv) level of benefits provided under any multiemployer plan since the close of the most recent plan year of the multiemployer plan that, individually or in the aggregate, would materially increase the amount of this liability.

                  (xv) No termination event has occurred or is reasonably expected to occur that, when taken together with all other such termination events, could reasonably be expected to result in material liability to MVB.

         (n) Taxes.

                  (i) MVB has filed all material Returns required to be filed by it, or requests for extensions to file have been granted and have not expired, and

Page 27 - AGREEMENT OF MERGER
                  all such Returns are complete and correct in all material respects. MVB has paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by MVB with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established therefor. MVB has withheld and paid over all Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, except for any failure that would not reasonably be expected to have a Material Adverse Effect on MVB. There are no Liens on any of the assets of MVB with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that MVB is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

                  (ii) No material Returns of MVB are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against MVB that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on MVB. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of MVB.

                  (iii) MVB has not taken or agreed to take any action and has no Knowledge of any fact, agreement or plan that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (iv) MVB has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (o) Labor and Employment Matters. (1) There are no controversies pending or, to the Knowledge of MVB, threatened, between MVB and any of its employees; (2) MVB is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by MVB, nor, to the Knowledge of MVB, have any activities or proceedings of any labor union or group of employees to organize any such employees; (3) MVB has not breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against MVB under such agreement or contract; (4) there are no unfair labor practice complaints pending against MVB

Page 28 - AGREEMENT OF MERGER
before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of MVB, there are no current union representation questions involving the employees of MVB; (5) there currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of MVB is any such matter threatened, by or with respect to the employees of MVB; and (6) other than as disclosed in Section 3.2(o) of the MVB Disclosure Schedule, there are no contracts or agreements of MVB which provide for or guaranty any employee of MVB a specific term of employment.

         (p) Real Property and Assets. MVB has all necessary right, title and interest in and to all of its real and personal property, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $10,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property. All real property owned or leased by MVB is owned or leased free and clear of all Liens, encumbrances, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $10,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property, and no such property is subject to any governmental decree or order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of MVB is any such proceeding threatened.

         (q) Environmental Matters.

                  (i) MVB is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. MVB has no basis to expect and has not received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which MVB has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by MVB or any other Person for whose conduct MVB may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (ii) There are no pending or, to the knowledge of MVB, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which MVB has had an interest.

Page 29 - AGREEMENT OF MERGER

                  (iii) MVB has no basis to expect, nor has MVB received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which MVB had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by MVB have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (iv) MVB has no Environmental, Health, and Safety Liabilities with respect to the facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which MVB (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

                  (v) There are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. MVB has not permitted or conducted, and is not aware of, any Hazardous Activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which MVB has or had an interest except in full compliance with all applicable Environmental Laws.

                  (vi) There has been no Release or, to the knowledge of MVB, threat of Release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in MVB has or had an interest, or any geologically or hydrologically adjoining property.

                  (vii) MVB has delivered to Company true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by MVB pertaining to Hazardous Materials or Hazardous Activities in, on, or under the facilities, or concerning compliance by MVB, or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

Page 30 - AGREEMENT OF MERGER

         (r) Brokers; Professional Fees. Other than as disclosed in Section 3.2(r) of the MVB Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MVB.

         (s) Allowance for Credit Losses. MVB's allowance for credit losses, as established from time to time, is adequate as determined by the standards applied to MVB by the applicable bank regulatory agencies and pursuant to GAAP. Since June 30, 2003, MVB has not and prior to the Closing Date it shall not, reverse any provision taken for credit losses.

         (t) Repurchase Agreement. MVB has valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

         (u) Shareholder List. The list of shareholders of MVB provided as
Section 3.2(u) of the MVB Disclosure Schedule, is a true, correct and complete list of the names, addresses and holdings of all record holders of MVB Common Stock as of the date thereof. MVB shall notify the Company of any change in record ownership of more than one percent (1%) through the Closing Date.

         (v) Interests of Directors and Others. Except as disclosed in Section 3.2(l) or Section 3.2(v) of the MVB Disclosure Schedule, and for loans and related arrangements extended and maintained in compliance with Regulation O, no officer or director of MVB has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of MVB.

         (w) Schedules to this Agreement. The information contained in each schedule to this Agreement prepared by or on behalf of MVB constitutes additional representations and warranties made by MVB hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

         (x) No Misstatements or Omissions. No representation or warranty of MVB in this Agreement or in any statement, certificate or schedule furnished or to be furnished by MVB pursuant to this Agreement or in connection with the transaction contemplated by this Agreement, contains or as of the Closing Date will contain any untrue statements of a material fact or omits or will omit to state any material fact necessary to prevent the statements made from being misleading in light of the circumstances as a whole.




Page 31 - AGREEMENT OF MERGER

                                  ARTICLE IV.

                            COVENANTS OF THE PARTIES
                            ------------------------

         Section 4.1 Conduct of MVB Business. Except as set forth in Section 4.1 of the MVB Disclosure Schedule, as expressly contemplated by this Agreement, or as consented to by the Company, which consent shall not be unreasonably withheld (except as to matters described in Sections 4.1(c) and 4.1(e) below, in which matters the Company may grant or withhold consent in its absolute discretion), during the period from the date of this Agreement to the Effective Time, MVB shall carry on its business in the ordinary course consistent with past practice, and in compliance with all applicable laws and regulation and, to the extent consistent therewith, use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which such party has significant business relations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in the MVB Disclosure Schedule or the MVB business plan as consented to in writing by the Company, MVB shall not:

                  (a) declare or pay any dividend or other distribution with respect to any share of MVB Common Stock;

                  (b) except as otherwise provided in this Agreement, amend or otherwise modify its charter, bylaws or other comparable organizational documents;

                  (c) take or suffer any action that would constitute or result in a Change of Control;

                  (d) issue any MVB Common Stock or securities convertible into or exchangeable for MVB Common Stock, or any security whose value is based on changes in the value of MVB Common Stock.

                  (e) redeem or repurchase any shares of MVB Common Stock, provided, however, that this provision shall not apply to the repurchase or redemption of Dissenting Shares from a shareholder that has perfected appraisal rights pursuant to Section 2.6 and Chapter 13 of the California Corporations Code;

                  (f) adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

                  (g) pay any bonus, reward or other extraordinary payment to any of its directors, officers or other employees unless authorized by an agreement between MVB and such director or officer prior to June 30, 2003 and disclosed to the Company, provided, however, that without prior consent of the Company MVB may increase compensation to any employee or group of employees such that the aggregate of all such increases does not exceed 3.75%;

                  (h) amend, alter or change any amount payable by MVB in connection with any termination or severance payment agreement with any current or former directors, executive officer or employee;

Page 32 - AGREEMENT OF MERGER

                  (i) enter into any employment agreement, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, executive office or employee;

                  (j) enter into any significant agreements that cannot be terminated without penalty with 30 days notice;

                  (k) make or commit to make any capital expenditure over $10,000 without the prior written approval of the Company;

                  (l) reduce or agree to reduce MVB's regulatory capital from June 30, 2003 levels;

                  (m) make any adjustment to increase or decrease MVB's allowance for loan losses, except at the request of the Company

                  (n) take any action that would represent a violation of any Regulatory Order applicable to MVB; or

                  (o) authorize, or commit or agree to take, any of the foregoing actions.

         Section 4.2 MVB Information. Promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a breach of MVB's representations and warranties in Section 3.2 above, MVB shall provide the Company with a reasonably detailed written description of the event or condition as then known, and shall provide such additional information thereafter regarding such event or condition as the Company may reasonably request.

         Section 4.3 Company Information. Promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a breach of the Company's and the Bank's representations and warranties in Section 3.1 above, the Company shall provide MVB with a reasonably detailed written description of the event or condition as then known, and shall provide such additional information thereafter regarding such event or condition as MVB may reasonably request.

         Section 4.4 Governmental Approvals; Registration of Securities. The parties shall cooperate to file and pursue to completion the approvals by Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, unless this Agreement has been terminated pursuant to Article VII:

                  (a) The Company shall prepare and file an Interagency Bank Merger Application with the FDIC, file the Plan of Merger with Oregon Director and shall file the Plan of Merger with the California Commissioner together with all such ancillary documents and supporting information as the FDIC or the Director may require, and shall respond to inquiries from each such agency, and MVB shall take such steps and execute, deliver and file (or permit

Page 33 - AGREEMENT OF MERGER
the filing of) such applications and supporting documentation as the Company may request in connection therewith.

                  (b) The Company shall prepare and file with the SEC a registration statement on Form S-4 relating to the Merger Shares. In connection therewith, MVB shall provide such true, accurate and complete information as the Company may request from time to time in the preparation of such registration statement and in response to inquiries the Company may receive from the SEC in respect thereof. Each of the parties covenants and agrees, severally but not jointly, that the information provided by such party to be included in the registration statement shall, as of the date provided and as of the date the registration statement is declared effective by the SEC does not contain a misstatement of a material fact, or omit to state a material fact necessary to make the statements made by or pertaining to such party, not misleading in light of the circumstances as a whole.

                  (c) The Company shall prepare and file with the Nasdaq Stock Market an application to list the Merger Shares on the Nasdaq SmallCap Market.

                  (d) Each of MVB and the Company shall take such other steps as may be required to address regulatory or administrative inquiries in connection with the Merger and the transactions contemplated in connection therewith.

         Section 4.5 Takeover Statutes and Provisions. MVB shall use diligent efforts to (i) exempt MVB, this Agreement, the Merger and the other transactions contemplated hereby and thereby from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, freezeouts, fair price, merger moratorium, control share acquisitions or other similar antitakeover statutes or regulations enacted under the laws of Oregon or California) and from any similar provisions (including but not limited to "fair-price" provisions and shareholder rights plans) of the Articles of Incorporation or Bylaws of either of them, as applicable, by action of MVB's Board of Directors, shareholders or otherwise, and (ii) assist the Company or the Bank in challenging the applicability of any Oregon or California takeover law to the Merger.

         Section 4.6 Compliance with Antitrust Laws. The parties shall use diligent efforts to resolve such objections, if any, as may be asserted with respect to the Merger by the FRB, the Department of Justice, the FDIC, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). If a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of the parties shall use reasonably diligent efforts to resist, resolve or avoid the filing of such suit. The parties shall use their reasonably diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, the FDIC, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.


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
                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS
                              ---------------------

         Section 5.1 Shareholder Approval. MVB shall, as soon as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of the MVB shareholders, for the purpose of obtaining MVB shareholder approval.

         Section 5.2 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with the SEC, the Director, the FDIC and the FRB contemplated by Section
4.4 above) and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

         Section 5.3 Stock Options. On or before the Closing Date, the board of directors of MVB shall adopt such resolutions or take such other actions as may be required to terminate all outstanding MVB Options, whether vested or unvested, and the Company shall provide for the payment of consideration therefor as contemplated by Section 2.1(d) above.

         Section 5.4 Indemnification, Exculpation and Insurance.

                  (a) MVB shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law (and MVB shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former officer and director of the MVB who is made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because such person is or was an officer or director of MVB, or because such person is or was serving, at MVB's request, as an officer, director, partner, trustee, employee or agent of another entity, from and against any liabilities, fines, penalties, losses, claims, damages, costs, interest and expenses (including reasonable attorneys' and experts' fees) incurred by such person in connection with such action, suit or proceeding.

                  (b) Any person entitled to indemnification under paragraph (a) above (each, an "Indemnified Party"), upon learning of an action, suit

Page 35 - AGREEMENT OF MERGER
or proceeding or threatened action, suit or proceeding, with respect to which he or she is or may be entitled to indemnification, shall promptly notify MVB, and MVB shall have the right to assume the defense thereof, and it shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if MVB elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between MVB and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and MVB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that MVB shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) each Indemnified Party will cooperate in the defense of any such matter and (iii) MVB shall not be liable for any settlement effected without its prior written consent; and provided, further, that MVB shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, the indemnification (or advance of expenses) of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then MVB and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                  (c) Not less than thirty (30) days before the expected Closing Date, MVB shall procure policies of directors' and officers' liability insurance providing "tail" coverage of not less than three million dollars ($3,000,000) for a term of not less than three (3) years with respect to claims arising from or related to facts or events which occurred or are alleged to have occurred at or before the Effective Time and which might, or which might be alleged to, represent a breach of fiduciary duty or other error or omission of MVB's directors or officers.

                  (d) The provisions of this Section 5.4: (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives; (ii) shall be binding upon the successors and assigns of MVB; (iii) shall survive the Closing; and (iv) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party may have by statute, contract or otherwise.

         Section 5.5 Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         Section 5.6 Public Announcements. MVB and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding any contrary provision of this Agreement, however, the parties acknowledge that the Company Common Stock is registered

Page 36 - AGREEMENT OF MERGER
with the SEC pursuant to Section 12(g) of the Exchange Act and is traded on the Nasdaq Stock Market, and as such the Company is required to file certain reports and deliver certain materials to the SEC and to the Company's shareholders. To that end, in the event the Company, on the advice of its counsel, determines that it is required to make public disclosure of information that otherwise would be prohibited or limited by this Section 5.6, the Company may file such reports and issue such communications as it deems reasonably necessary to comply with Exchange Act regulations and Nasdaq listing qualification rules. In such event the Company shall provide MVB with a copy of such reports or communications promptly upon release thereof.

         Section 5.7 Tax Treatment. MVB and the Company shall use their respective best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.2(c), including the execution of the letter of representation referred to therein.

         Section 5.8 Loans by MVB. MVB will not make any loans prior to the Closing Date with a principal amount in excess of $250,000 without the prior written consent of the Company, which consent shall be deemed to have been granted if the Company shall not have stated its objection thereto within three Business Days after receipt from MVB of the terms of such proposed loan and the creditworthiness and other documentation required in support thereof.

         Section 5.9 Compliance with Regulatory Obligations. MVB shall comply with all requirements imposed by that certain Memorandum of Understanding among MVB, the FRB dated June 23, 2003.

         Section 5.10 Observation Rights. At all times beginning on the date of this Agreement and continuing until the Closing Date or until this Agreement is terminated pursuant to Section 7.1, MVB shall (i) provide the Company with notice of all board of directors' meetings and or the audit committee and loan committee thereof, and all meetings of any executive officer or director with any federal or state banking or securities regulator; (ii) provide to the Company copies of all material provided by MVB to any person whose attendance is required or permitted at a meeting described in the preceding clause (i), including without limitation copies of all board packets and draft minutes and consent resolutions to be submitted for approval, and all materials provided in connection with this clause (ii) shall be provided to the Company at the same time and in the same manner as provided to such persons; (iii) permit two (2) executive officers or directors of the Company to attend all portions, and any and all adjournments, of any meeting described in clause (i), provided, however, that no representative of the Company may participate in the deliberations of the board or of such committee, and provided further, that no representative of the Company shall be permitted to attend any portion of a meeting during which the subject matter thereof may not lawfully be disclosed to persons other than the executive officers or directors of MVB.





Page 37 - AGREEMENT OF MERGER

                                   ARTICLE VI.

                              CONDITIONS PRECEDENT
                              --------------------

         Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver by each party, on or prior to the Closing Date of the following conditions:

                  (a) MVB shareholder approval. The Merger shall have been approved by the requisite majority of the holders of the MVB Common Stock.

                  (b) Governmental Approvals. All consents, approvals or orders of authorization of, or actions by any Governmental Entities required for the consummation of the Merger and the other actions contemplated by this Agreement shall have been obtained, including without limitation the approval of the FDIC and the SEC and all registrations, declarations or filings with any Governmental Entities shall have been made, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or MVB.

                  (c) Required Third-Party Consents. All necessary third party consents to and approvals or waivers of the Merger and the transactions contemplated hereby shall have been obtained from the relevant Persons, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or MVB.

                  (d) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on the Company or MVB.

                  (e) Blue Sky Approvals; Nasdaq Listing. All necessary approvals under federal and state securities or blue sky laws and other authorizations relating to the issuance of the Merger Shares shall have been received, and Merger Shares shall have been listed for trading on the Nasdaq SmallCap Market.

                  (f) Dissenters Rights. The holders of no more than ten percent (10%) of the MVB Common Stock shall have exercised statutory appraisal rights as set forth in the Chapter 13 of the California Corporations Code in connection with the Merger.

                  (g) No Banking Moratorium. There shall exist no banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit generally applicable to commercial banks in the United States.

         Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:


Page 38 - AGREEMENT OF MERGER

                  (a) Representations and Warranties. The representations and warranties of MVB set forth herein qualified as to materiality shall be true and correct in all material respects, and those not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). One (1) day prior to the Closing, MVB will provide to the Company a written "bring-down" certificate certifying the truth and accuracy of all of MVB's representations contained herein as of such date, and reflecting facts, circumstances or events that have arisen or occurred since the date of this Agreement which would cause such representations to be inaccurate as of such date.

                  (b) Performance of Obligations. MVB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and shall have executed and delivered all documents required to be delivered by it pursuant to this Agreement.

                  (c) Tax Opinion. The Company shall have received from Davis Wright Tremaine LLP, counsel to the Company, on the Closing Date, an opinion, in a form and of the substance reasonably acceptable to the Company and dated as of the Closing Date to the effect that the transactions contemplated hereby will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to rely upon representations of officers of the Company and MVB, including representations in substantially the same form as Exhibits B and C.

                  (d) Opinion of Counsel. The Company shall have received a favorable opinion of Gary Steven Findley & Associates, counsel to MVB, dated as of the Closing Date, in form and substance satisfactory to the Company to the effect that:

                       (i) MVB is a state chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease, and operate its properties and assets, and to carry on a general banking business;

                       (ii) MVB has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger; the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of MVB; and this Agreement and the Plan of Merger have been duly executed and delivered by MVB and constitute the legal, valid and binding obligation of MVB, enforceable against MVB in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles;

                       (iii) the authorized capital stock of MVB consists of 2,000,000 shares of common stock, no par value per share, of which [COMPLETE AS OF THE

Page 39 - AGREEMENT OF MERGER

                       CLOSING DATE] shares are outstanding and are validly issued, fully paid and nonassessable. Such shares are the only shares of capital stock of MVB authorized, issued or outstanding; and to the knowledge of Gary Steven Findley and Associates, MVB is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any shares of capital stock or any other equity interest in MVB other than the MVB Option Plan or as disclosed in the MVB Disclosure Schedule; and

                       (iv) the execution and delivery by MVB of, and the performance of the transactions contemplated by, each of the transaction documents do not (a) violate MVB's Articles or Bylaws, (b) breach, or result in a default under, any existing obligation of MVB under any material agreement or instrument to which MVB is a party, or (c) breach or otherwise violate any existing obligation of MVB under any court order that names MVB and is specifically directed to it or its property.

                  (e) Corporate Documents. The Company shall have received:

                       (i) a certificate of existence and good standing certificate for MVB issued by the California Secretary of State and a certificate of good standing for MVB issued by the California Commissioner as of the Business Day immediately preceding the Closing Date; and

                       (ii) a copy, certified by the secretary of MVB, of resolutions adopted by the board of directors and shareholders of MVB approving this Agreement and the Plan of Merger.

                  (f) Material Adverse Change. MVB shall not have experienced any Material Adverse Change.

                  (g) Employment Agreement. The Company shall have entered into an employment agreement with Joan Blocker in the form attached as Exhibit H.

                  (h) Affiliate Agreements. Each director of MVB and each person known by MVB to be the holder of ten percent (10%) or more of the MVB Common Stock shall have entered into an agreement to vote their shares in favor of the Merger, and, in the case of the directors of MVB, not to not compete with the Resulting Bank for a period of eighteen (18) months after the Closing Date, such agreement to be substantially in the form of Exhibit D.

                  (i) Certificate. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of MVB, substantially in the form of Exhibit F, dated as of the Closing Date, certifying to their Knowledge the fulfillment of the conditions set forth in this Section 6.2(a) through (e), together with such other matters as the Company may reasonably request.

         Section 6.3 Conditions to Obligations of MVB. The obligation of MVB to effect the Merger is further subject to satisfaction or waiver by the Company of the following conditions:

Page 40 - AGREEMENT OF MERGER

                  (a) Representations and Warranties. The representations and warranties of the Company and the Bank set forth herein qualified as to materiality shall be true and correct in all material respects, and those not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). One (1) day prior to the Closing, the Company will provide to MVB a written bring-down certificate certifying the truth and accuracy of all of the Company's and the Bank's representations contained herein as of such date, and reflecting facts, circumstances or events that have arisen or occurred since the date of this Agreement which would cause such representations to be inaccurate as of such date.

                  (b) Performance of Obligations. The Company and the Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Opinion of Counsel. MVB shall have received the opinion of Davis Wright Tremaine LLP, counsel to the Company, dated as of the Closing Date, in form and substance satisfactory to MVB, to the effect that:

                       (i) the Company is a corporation, duly organized and validly existing under the laws of the State of Oregon, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner being conducted on the Closing Date;

                       (ii) the Bank is a state chartered stock bank, duly organized, validly existing and in good standing under the laws of the State of Oregon, has all requisite corporate power and authority to own, lease, and operate its properties and assets, and to carry on a general banking business;

                       (iii) the Company and the Bank each have all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and the Plans of Merger; the execution, delivery and performance of the Agreement and the Plans of Merger and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of each; and the Agreement and the Plans of Merger have been duly executed and delivered by them and constitute the legal, valid and binding obligation of each, enforceable against the Company and the Bank in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles;

                       (iv) The authorized capital stock of the Company consists of 21,000,000 shares of capital stock of which 20,000,000 are shares of common stock, no par value per share, of which [COMPLETE AS OF THE CLOSING DATE] shares are outstanding and are validly issued, fully paid and nonassessable and 1,000,000 shares of preferred stock, of which [11,000]

Page 41 - AGREEMENT OF MERGER
                       are no par value designated Series A Preferred Stock, of which [COMPLETE AS OF THE CLOSING Date]shares are outstanding and are validly issued, fully paid and nonassessable. Such shares are the only shares of capital stock of the Company authorized, issued or outstanding; and to the best knowledge of such counsel, the Company is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any shares of capital stock or any other equity interest in the Company, except as set forth in the Company Securities Filings.

                       (v) All of the issued and outstanding capital stock of the Bank is owned by the Company.

                       (vi) The Merger Shares, when delivered in exchange (or in partial exchange) for the shares of MVB Common Stock, will be authorized, validly issued, fully paid and nonassessable; and

                       (vii) The Merger Shares have been registered under the Securities Act and to the best knowledge of the opinion giver, no stop order has been issued suspending the effectiveness of the Order of Registration or the issuance of the shares in any jurisdiction, and no proceeding for any such purpose has been initiated or pending or are contemplated under the Securities Act or any other securities laws. The Merger Shares have been listed for trading on the Nasdaq SmallCap Market.

                  (d)  Corporate Documents. MVB shall have received:

                       (i) a certificate of existence for the Company issued by the Oregon Secretary of State and a certificate of existence and good standing for the Bank issued by the Oregon Director, in each case as of the Business Day immediately preceding the Closing Date;

                       (ii) a copy, certified by the secretary of the Company and the Bank, of the resolutions adopted by the respective board of directors approving this Agreement and the Plan of Merger.

                  (e) Neither the Company nor the Bank shall have experienced any Material Adverse Change.

                                  ARTICLE VII.

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

         Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after MVB shareholder approval:

                  (a) by mutual written consent of MVB and the Company;

Page 42 - AGREEMENT OF MERGER

                  (b) by either MVB or the Company:

                       (i) if the Merger shall not have been consummated on or before January 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this
                       Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time, and provided further that the closing may be extended by either party to April 30, 2004 if regulatory approval has not been received before January 31, 2004;

                       (ii) if (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining MVB and the Company from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable;

                       (iii) if any Restraint shall be in effect and shall have become final and non-appealable;

                       (iv) if the Weighted Average Closing Price is less than $6.63 per share or greater than $10.97 per share;

                       (v) if the board of directors of the terminating party determines that the exercise of its fiduciary duty so requires.

                  (c) by MVB, if the Company or the Bank shall have (i) misrepresented, breached or failed to perform in any material respect any of their representations, covenants or other agreements contained in this Agreement, or (ii) experienced a Material Adverse Change, (each a "Company Default"), which Company Default would give rise to the failure of a condition set forth in Section 6.3(a) or (b) at the time of such Company Default; provided that if such Company Default is curable by the Company through the exercise of commercially reasonable efforts, then MVB may not terminate this Agreement under this Section 7.1(c) until twenty (20) days after delivery of written notice to the Company of the Company Default if such Company Default is then continuing, or prior to the end of such 20-day period if the Company fails continuously to exercise commercially reasonable efforts to cure the Company Default. Termination pursuant to this Section 7.1(c) shall be MVB's sole remedy in the event of a material misrepresentation or breach of warranty made by the Company or the Bank in this Agreement.

                  (d) by the Company, at any time prior to the Closing if MVB shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement (each an "MVB Default"), which MVB Default would give rise to the failure of a condition set forth in Section 6.2(a) or (b) at the time of such MVB Default; provided that if such MVB Default is curable by MVB through the


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
exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(d) until twenty (20) days after delivery of written notice to MVB of such MVB Default if such MVB Default is then continuing, or prior to the end of such 20-day period if MVB fails to continuously exercise commercially reasonable efforts to cure the MVB Default. Termination pursuant to this Section 7.1(d) shall be the Company's sole remedy in the event of a material misrepresentation or breach of warranty made by MVB in this Agreement.

         Section 7.2 Effect of Termination. In the event of termination of this Agreement by MVB as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MVB or the Company, other than the provisions of this Section 7.2, Section
7.3 and Article VIII, which provisions survive such termination. In the event of a termination of this Agreement by either party as a result of a Company Default or a MVB Default (other than a Company Default or MVB Default consisting solely of a material breach of a representation or warranty hereunder), the terminating party shall be entitled to recover its reasonable out-of-pocket costs and attorney's fees, resulting from or in connection with the negotiation and performance of this Agreement and such default and termination. No termination of this Agreement shall relieve any party from any liability arising from the willful breach by any party of any of its representations, covenants or agreements set forth in this Agreement.

         Section 7.3 Effect of Certain Terminations. In the event either party terminates this Agreement (other than a termination by either party pursuant to Section 7.1(a), 7.1(b)(ii), 7.1(b)(iii) or Section 7.1(b)(iv)), the terminating party shall pay to the non-terminating party, without demand by the non-terminating party, an amount to five hundred thousand dollars ($500,000), an amount the parties believe represents a reasonable estimate of the value of the legal, accounting and advisory fees, plus the expense of employee time and other costs and losses, the non-terminating party would have incurred in connection with this Agreement and the transactions contemplated hereby, which costs and losses would be extremely difficult to quantify. In addition to such payment, the Company shall, immediately upon or at any time following the announcement of a Change of Control by MVB which occurs within one year after the termination of this Agreement, be entitled to elect between either (a) immediate cash payment of a fee (the "Breakup Fee") equal to one million dollars ($1,000,000) payable upon demand by the Company to MVB, which payment represents the parties' reasonable estimate of the damage to reputation, foregone opportunities, diversion of management attention, and other costs and losses that would be difficult or impossible to quantify, or (b) exercise of that certain Stock Option on the terms and subject to the conditions set forth in the Stock Option Agreement, substantially in the form of Exhibit G. Such remedies shall serve as the sole remedies in favor of the non-terminating party for a termination hereof, and the parties hereby acknowledge that such amount represents a fair and reasonable estimate of the harm that would be incurred by the non-terminating party in entering into this Agreement and foregoing other opportunities that it otherwise would have pursued, which damages would otherwise be extremely difficult or impossible to quantify.

         Section 7.4 Amendment. This Agreement may be amended by the parties at any time before or after MVB shareholder approval; provided, however, that after MVB shareholder

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
approval, there shall not be made any amendment that by law requires further approval by the shareholders of MVB without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 7.5 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive any condition to Closing that lawfully may be waived. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 7.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section
7.5 shall, in order to be effective, require, in the case of MVB or the Company, action by its board of directors.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS
                               ------------------

         Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to MVB, to:

        Mid Valley Bank
        (if by mail)
        P.O. Box 580
        Red Bluff, CA  96080-0580

        (if by courier or other direct delivery)
        910 Main Street, Suite F
        Red Bluff, CA 96080

        Telecopier: (530) 527-8671
        Attn: John Dickerson


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
        with a copy to:

        Gary Steven Findley, Esq.
        Gary Steven Findley & Associates
        1470 North Hundley Street
        Anaheim, CA 92802

        Telecopier: (714) 630-7910
        Attn: Gary Findley

        if to the Company or the Bank, to

        PremierWest Bancorp
        503 Airport Road
        Medford, Oregon 97504

        Telecopier: (541) 618-6001
        Attn: John Anhorn

        With a copy to:

        Davis Wright Tremaine LLP
        2300 Wells Fargo Tower
        1300 SW Fifth Avenue
        Portland, OR 97201

        Telecopier: (503) 778-5299
        Attn: Marcus J. Williams

         Section 8.3 Definitions. For purposes of this Agreement:


                  (a) "Adjusted Merger Consideration" has the meaning assigned in Section 2.2(d).

                  (b) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

                  (c) "Agreement" means this Agreement and Merger and any and all exhibits and schedules and amendments hereto.

                  (d) "Bank" has the meaning specified in the preamble to this Agreement.

                  (e) "Benefit Plans" has the meaning assigned in Section 3.2(m)(i).

Page 46 - AGREEMENT OF MERGER

                  (f) "Breakup Fee" has the meaning assigned in Section 7.3.

                  (g) "Business Day" means any day other than Saturday, Sunday or any other day on which (i) banks are legally permitted to be closed in the State of Oregon, and (ii) the Nasdaq Stock Market is closed for the publication of securities trading information.

                  (h) "California Banking Law" has the meaning specified in
Section 1.1.

                  (i) "California Commissioner" means the California Commissioner of Financial Institutions.

                  (j) "Cash Component" has the meaning assigned in Section
2.2(c).

                  (k) "Cash Election Shares" has the meaning assigned in Section 2.3(a).

                  (l) "Certificate" and "Certificates" have the meanings specified in Section 2.4(b).

                  (m) "Change of Control" means any of the following circumstances: MVB or its board of directors enters into an agreement or recommends to its shareholders an agreement (other than this Agreement) pursuant to which any Person or any "group," as that term is interpreted for purposes of
Section 13(d)(3) of the Exchange Act, would (i) merge or consolidate with MVB or cause MVB to merge or consolidate with such Person (including any "affiliate" of such Person, as that term is defined in Rule 144(a) under the Securities Act),
(ii) directly or indirectly acquire twenty percent (20%) or more of the assets or liabilities of, or enter into any similar transaction with MVB, or (iii) directly or indirectly purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing or convertible into twenty percent (20%) or more of the stock of MVB. No Change of Control shall be deemed to have arisen in connection with any primary offering of securities in which MVB sells shares of MVB Common Stock for the purpose of financing capital required to meet obligations imposed by a Regulatory Order.

                  (n) "Closing" shall have the meaning specified in Section 1.2.

                  (o) "Closing Date" shall have the meaning specified in Section 1.2.

                  (p) "Code" means the Internal Revenue Code of 1986, as amended.

                  (q) "Company" has the meaning in the preamble to this Agreement.

                  (r) "Company Common Stock" shall have the meaning assigned in
Section 2.1(c)(i).

                  (s) "Company Default" shall have the meaning specified in
Section 7.1(c).

                  (t) "Company Disclosure Schedule" shall have the meaning specified in Section 3.1.

Page 47 - AGREEMENT OF MERGER

                  (u) "Company Options" shall mean any option, warrant or other security convertible into or exchangeable (with or without additional consideration) for Company Common Stock.

                  (v) "Company Securities Filings" means the documents filed with or delivered to the SEC by the Company, or required to be so filed or delivered, pursuant to Section 13 or Section 15(d) of the Exchange Act since September 30, 2000.

                  (w) "Company Stock Plans" means the plans and arrangements providing for the grant of options or warrants for the purchase of shares of Company Common Stock.

                  (x) "Dissenting Shares" shall have the meaning specified in
Section 2.6(a).

                  (y) "Effective Time" shall have the meaning specified in
Section 1.3.

                  (z) "Election Deadline" shall mean 7:00 p.m. on the thirtieth
(30th) day following the date on which the Effective Time occurs.

                  (aa) "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or occupational safety and health Law and consisting of or relating to:

                       (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                       (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                       (c) financial responsibility under Environmental Law or occupational safety and health law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or occupational safety and health Law (whether or not such Cleanup has been required or requested by any governmental body or any other person) and for any natural resource damages; or

                       (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or occupational safety and health Law.

                       The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.9601 et seq., as amended ("CERCLA").


Page 48 - AGREEMENT OF MERGER

                  (bb) "Environmental Law" means any legal requirement that requires or relates to:


                       (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

                       (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

                       (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                       (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

                       (e) protecting resources, species, or ecological amenities;

                       (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                       (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                       (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  (cc) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (dd) "ERISA Affiliate" shall have the meaning assigned in
Section 3.2(m).

                  (ee) "Exchange Agent" shall have the meaning assigned in
Section 2.4(a).

                  (ff) "FDIC" means the Federal Deposit Insurance Corporation.

                  (gg) "FHA" means the Federal Housing Administration.

                  (hh) "FHLMC" means the Federal Home Loan Mortgage Corporation.

                  (ii) "FNMA" means the Federal National Mortgage Association.

                  (jj) "FRB" means Federal Reserve Board.

Page 49 - AGREEMENT OF MERGER

                  (kk) "Form of Election" shall have the meaning assigned in
Section 2.3(a).

                  (ll) "GAAP" means generally accepted accounting principals, consistently applied.

                  (mm) "GNMA" means the Government National Mortgage
Association.

                  (nn) "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities or the MVB.

                  (oo) "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  (pp) "Indemnified Party" shall have the meaning assigned in
Section 5.4(b).

                  (qq) "Indemnifying Party" shall mean a party required under
Section 5.4(a) or 5.4(b) to provide for indemnification. Following the Effective Time the Indemnifying Party in respect of MVB's obligations under Section 5.4(b) shall be the insurer of such obligation as contemplated by Section 5.4(d).

                  (rr) "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter, together with such knowledge as would be obtained in the conduct of their duties in the ordinary course and in the exercise of reasonable inquiry under the circumstances.

                  (ss) "Liens" shall have the meaning specified in Section
3.1(b).

                  (tt) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or MVB, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to the economy in general. Without limited the generality of the foregoing, a "Material Adverse Change" shall have occurred if any party (i) is identified by any bank regulatory authority as being in material default under any material law, regulation, regulatory order or memorandum of understanding, whether or not existing at the date of this Agreement, or (ii) receives or enters into any cease and desist order, memorandum of understanding, or other adverse regulatory order not existing at the

Page 50 - AGREEMENT OF MERGER
date of this Agreement, or (iii) is notified by any bank regulatory authority that it intends to commence or seek any order described in clause (ii) above.

                  (uu) "Merger" shall have the meaning specified in Section 1.1.

                  (vv) "Merger Consideration" shall have the meaning specified in Section 2.1(a).

                  (ww) "Merger Shares" shall have the meaning specified in
Section 2.2(b).

                  (xx) "MVB" has the meaning assigned in the preamble to this Agreement.

                  (yy) "MVB Balance Sheet" shall have the meaning specified in
Section 3.2(f).

                  (zz) "MVB Common Stock" shall have the meaning assigned in
Section 3.2(c)(i).

                  (aaa) "MVB Default" shall have the meaning specified in
Section 7.1(d). (bbb) "MVB Disclosure Schedule" shall have the meaning specified in Section 3.2.

                  (ccc) "MVB Material Contracts" shall have the meaning specified in Section 3.2(l).

                  (ddd) "MVB Options" shall mean any option, warrant or other security convertible into or exchangeable (with or without additional consideration) for MVB Common Stock.

                  (eee) "MVB Permits" shall have the meaning specified in
Section 3.2(i).

                  (fff) "MVB Stock Plans" means the plans and arrangements providing for the grant of options and warrants for the purchase of shares of MVB Common Stock.

                  (ggg) "Non-Election Shares" shall have the meaning assigned in
Section 2.3(c).

                  (hhh) "ORS" means the Oregon Revised Statutes.

                  (iii) "Oregon Bank Act" has the meaning specified in Section 1.1.

                  (jjj) "Oregon Director" shall mean the director of the Oregon Department of Consumer and Business Services.

                  (kkk) "PBGC" means the Pension Benefit Guaranty Corporation.

                  (lll) "Per-Share Consideration" means the Adjusted Merger Consideration divided by the number of shares of MVB Common Stock outstanding immediately prior to the Effective Time.

Page 51 - AGREEMENT OF MERGER

                  (mmm) "Person" means an individual, corporation, partnership, limited liability Company, joint venture, association, trust, unincorporated organization or other entity;

                  (nnn) "Plan of Merger" shall have the meaning specified in
Section 1.3.

                  (ooo) "Recapitalization Event" shall have the meaning specified in Section 2.1(e).

                  (ppp) "Regulatory Order" shall have the meaning specified in
Section 3.2(g).

                  (qqq) "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

                  (rrr) "Restraints" shall have the meaning specified in Section 6.1(d).

                  (sss) "Resulting Bank" shall have the meaning specified in
Section 1.1.

                  (ttt) "Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                  (uuu) "SBA" means the Small Business Administration.

                  (vvv) "SEC" means the U.S. Securities Exchange Commission.

                  (www) "Securities Act" means the Securities Act of 1933, as amended.

                  (xxx) "Stock Election Shares" shall have the meaning assigned in Section 2.3(a).

                  (yyy) "Stock Option" shall have the meanings assigned in
Section 1 of that certain Stock Option Agreement attached hereto in the form of Exhibit G.

                  (zzz) A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; provided, however, that for the purposes of this Agreement, the Company shall not be considered to be a Subsidiary of MVB.

                  (aaaa) "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amount.


Page 52 - AGREEMENT OF MERGER

                  (bbbb) "VA" means the United States Veterans' Administration.

                  (cccc) "Weighted Average Closing Price" means the weighted average (based on the number of shares traded) of the last reported sale prices on the Nasdaq Stock Market for each trading day beginning on and including November 14, 2003 and ending on and including December 15, 2003; provided, however, that in the event the parties, by mutual agreement, extend the Closing Date until a date later than January 31, 2003, then the "Weighted Average Closing Price" shall instead be the weighted average (based on the number of shares traded) of the last reported sale prices on the Nasdaq Stock Market for each of the ten (10) trading days ending on and including the fifth (5th) trading day prior to the Closing Date.

         Section 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

         Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and (b) except for the provisions of Article II and Section 5.4, are not intended to confer upon any Person other than the parties any rights or remedies.

         Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without reference to the laws that might otherwise govern under applicable principles of conflict of laws thereof.


Page 53 - AGREEMENT OF MERGER

         Section 8.8 Attorney's Fees. The prevailing party in any dispute arising out of this Agreement or any breach thereof shall be entitled to recover its costs and attorney's fees in any proceeding.

         Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 8.10 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Oregon or in Oregon state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Oregon or any Oregon state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Oregon or an Oregon state court.

         Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.






Page 54 - AGREEMENT OF MERGER

                  IN WITNESS WHEREOF, MVB, the Company and the Bank have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Mid Valley Bank


By: _________________________
John B. Dickerson, Chairman and Chief Executive Officer

PremierWest Bancorp


By: _________________________
John Anhorn, President and Chief Executive Officer

PremierWest Bank


By: _________________________
John Anhorn, President and Chief Executive Officer

















Page 55 - AGREEMENT OF MERGER

EXHIBIT LIST

EXHIBIT A               Plan of Merger
EXHIBIT B               Tax Certificate of the Company
EXHIBIT C               Tax Certificate of MVB
EXHIBIT D               Form of Affiliate Agreement - Officers and Directors
EXHIBIT E               Form of Affiliate Agreement - Significant Shareholders
EXHIBIT F               Certificate of Executive Officers
EXHIBIT G               Form of Stock Option Agreement
EXHIBIT H               Form of Employment Agreement









































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